Filed pursuant to Rule 424(b)(3)

Registration No. 333-130217

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated January 6, 2006)

FOCUS ENHANCEMENTS, INC.
6,874,631 SHARES OF COMMON STOCK

This document supplements the prospectus dated January 6, 2006 of Focus Enhancements, Inc., relating to the sale from time to time by certain of our securityholders of up to 6,874,631 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Before deciding whether to invest, you should read the “Risk Factors” beginning on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information concerning selling stockholders in the prospectus is hereby amended to read as follows:

SELLING STOCKHOLDERS

The following table sets forth:  (i) the number of shares of Focus common stock beneficially owned by each selling stockholder as of November 30, 2006 (including shares issuable upon conversion of warrants) and (ii) the number of shares of Focus common stock to be offered hereby by each selling stockholder. Other than as disclosed in this prospectus supplement, no selling stockholder has had any position, office or other material relationship with us during the past three years. The information set forth below is based on information provided by each selling stockholder as of November 30, 2006. Since the date on which each selling stockholder provided this information, each selling stockholder identified below may have sold, transferred or disposed of all or a potion of the common stock covered hereby.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 71,577,891 shares of our common stock outstanding as of November 30, 2006.

The shares of common stock covered by this prospectus may be sold by the selling stockholders set forth below, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest.

Security Ownership (1)

Name	Shares Beneficially Owned Prior to Offering	Shares to be Sold in the Offering		Shares Beneficially Owned After Offering (13)

GSSF Master Fund, LP	297,547	228,102	(2)	69,445	*
Iroquois Master Fund Limited	95,043	95,043	(3)	—	*
Nite Capital LP	228,102	228,102	(4)	—	*
Omicron Master Trust	139,584	25,974	(5)	113,610	*
Rockmore Investment Master Fund Ltd.	64,716	12,043	(6)	52,673	*
Stonestreet, LP	183,495	114,051	(7)	69,444	*
First Montauk Securities Corporation	37,637	37,637	(8)	—	*
Rodman & Renshaw LLC	664,385	200,730	(9)	463,655	*
Ernest Pellegrino	45,273	45,273	(10)	—	*
Max Povolotsky	57,773	57,773	(11)	—	*
Greater Bay Bank N.A.	117,186	40,000	(12)	77,186	*

		1,084,728

*              Represents beneficial ownership of less than one percent

(1)           This table has been prepared based solely upon information furnished to us as of November 30, 2006, by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed shares of our common stock.

(2)           GSSF Master Fund, LP. Includes 228,102 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Tom C. Davis, as Managing Director has voting and investment control over the shares. See also “The Transactions – Private Placement.”

(3)           Iroquois Master Fund Limited. Includes 95,043 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Joshua Silverman may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Mr. Silverman disclaims any beneficial ownership over the securities. See also “The Transactions – Private Placement.”

(4)           Nite Capital LP. Includes 228,102 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Keith Goodman may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Mr. Goodman disclaims any beneficial ownership over the securities. See also, “The Transactions – Private Placement.”

(5)           Omicron Master Trust. Includes 25,974 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCT, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s, Regulation 13D-G) controls Omicron and Winchester. See also “The Transactions– Private Placement.”

(6)           Rockmore Investment Master Fund Ltd. Includes 12,043 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of November 30, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. Shares included herein were acquired in connection with a private transaction with a securityholder originally identified in the prospectus dated January 6, 2006.

(7)           Stonestreet LP. Includes 114,051 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of November 30, 2006. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Michael Finkelstein, as President of Stonestreet LP, has voting and investment control over the shares.  See also “The Transactions – Private Placement.”

(8)           First Montauk Securities Corporation. Includes 37,637 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. First Montauk Securities Corporation, a registered broker-dealer, served as a placement agent for the private placement and received the securities included for registration as compensation for the placement services only. First Montauk Securities Corporation’s Board of Directors may be deemed control persons, having voting and investment control over the securities. See also “The Transactions – Private Placement.”

(9)           Rodman & Renshaw, LLC. Consists of 200,730 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Rodman & Renshaw, a registered broker-dealer, received the securities included for registration as compensation for placement agency services. Thomas G. Pinou has voting and investment control over the securities. Mr. Pinou disclaims any beneficial ownership over the securities. See also “The Transactions – Private Placement.”

(10)         Ernest Pellegrino. Includes 45,273 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Mr. Pellegrino an employee of First Montauk Securities Corporation, a registered broker-dealer, received such securities as compensation for the placement agency services rendered by First Montauk Securities Corporation. See also, “The Transactions – Private Placement.”

(11)         Max Povolotsky. Includes 57,773 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Mr. Povolotsky an employee of First Montauk Securities Corporation, a registered broker-dealer, received such securities as compensation for the placement services rendered by First Montauk Securities Corporation. See also, “The Transactions – Private Placement.”

(12)         Greater Bay Bank N.A. Includes 40,000 shares of common stock issuable upon exercise of warrants within 60 days of November 30, 2006. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.  See also “The Transactions - Line of Credit.”

(13)         Assumes all shares being offered by this prospectus are sold.

The date of this prospectus supplement is December 15, 2006.